                                                                    Exhibit 14.1

                       CODE OF BUSINESS CONDUCT AND ETHICS

                                   SWMX, INC.
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INTRODUCTION

         This Code of Business  Conduct and Ethics (this  "Code") shall apply to all  directors,  officers,  and employees of SWMX,  Inc. (the  "Company") and is designed to provide guidance regarding the Company's  standards of integrity and business  conduct.  Every  director,  officer  and  employee  of the  Company is expected  to adhere to the  principles  and  procedures  set forth  herein.  The purpose of this Code is to promote:

         o        Honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent interest between
                  personal and professional relationships;

         o        Conducting business with professional competence and
                  integrity;

         o        Full, fair, accurate, timely and understandable disclosure;

         o        Compliance with applicable laws, rules and regulations;

         o        Prompt reporting of violations of this Code; and

         o        Accountability for adherence to this Code and to deter
                  wrongdoing.

         If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment.

L.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws, rules and regulations of the cities, states and countries in which we operate. It is the personal responsibility of each individual to adhere to the standards and restrictions imposed by those laws, rules and regulations. Any director, officer or employee who is unfamiliar or uncertain about the legal rules involving the Company's business conducted by him or her should consult with higher levels of management or the chairman of the audit committee of the Company's board of directors (the "Board") before taking any actions that may jeopardize the Company or that individual.

2.       PROFESSIONAL COMPETENCE AND INTEGRITY

         The Company is committed to deliver professional services in accordance with its policies and relevant technical and professional standards, to meet its contractual obligations, and to uphold its name and reputation.

3.       CONFLICTS OF INTEREST

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board.
Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the chairman of the audit committee of the Board. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

4.       INSIDER TRADING

         Directors, officers, and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to
"tip" others who might make an investment decision on the basis of this information is not only unethical, but also illegal.

5.       CORPORATE OPPORTUNITIES

         Directors, officers and employees are prohibited from taking for themselves personally (or directing to a third party) opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No director, officer or employee may use corporate property, information, or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers, and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.       COMPETITION AND FAIR DEALING

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         We seek to outperform our competition fairly and honestly. Obtaining illegally proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer or employee should endeavor to respect the rights of and deal fairly with the
Company's customers, suppliers, competitors and employees. No director, officer, or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee, family member of the individual or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

7.       DISCRIMINATION AND HARASSMENT

         The diversity of the Company's directors, officers, and employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

8.       HEALTH AND SAFETY

         The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Directors, officers, and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

9.       RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information, including time sheets, sales records and expense reports, in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

         Many directors, officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the
Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books"

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funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult with management or the chairman of the audit committee of the Board.

10.      CONFIDENTIALITY

         Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers and suppliers, except when disclosure is authorized by the Board or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers and suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

11.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All directors, officers and employees should endeavor to protect the
Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of directors, officers and employees to protect the
Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.      PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel.
The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local

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governments, as well as foreign governments, may have similar rules. Management can provide guidance to you in this area.

13.      DISCLOSURE

         Each director, officer or employee involved in the Company's disclosure process, including the chief executive officer and all senior financial officers, including the chief financial officer and principal accounting officer, is required to be familiar with and comply with the Company's internal reporting practices. This includes the Company's disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility. Additionally, such persons must ensure that the Company's public reports and documents comply in all material respects with the applicable federal securities laws. Supervisory personnel should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

         Each director, officer or employee who is involved in the Company's disclosure process must:

         o        Familiarize himself or herself with the disclosure
                  requirements applicable to the Company as well as the business and financial operations of the Company;

         o        Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations; and

         o        Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

14.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Directors, officers and employees are required to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Failure to report such existing or potentially wrongful behavior is itself a violation of this Code. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.
Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

         The Board shall take all appropriate action to investigate any reported violations of this Code. If a violation has occurred, the Company will take such appropriate disciplinary or preventive action, after consultation by the Board, in the case of director or officer, or the Audit Committee, or another committee of the Board, in the case of any other employee.

15.      NO RETALIATION

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         The Company is committed to protecting individuals against retaliation.
The Company will not tolerate any retaliation against any person who provides information in good faith to a Company or law enforcement official concerning a possible violation of any law, regulation or this Code. Any director, officer or employee who violates this rule may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

16.      AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         This Code may be amended or modified only by the Board. Any waiver of this Code for executive officers or directors may be made only by the Board or a
Board committee and will be promptly disclosed as required by law or by the rules of any securities exchange or nationally recognized quotation system on which the Company's securities are listed.